Confidential treatment has been requested for redacted portions of this exhibit.

This copy omits the information subject to the confidentiality request. Omissions are designated as ******.

Exhibit 10.12

EPA/LAMBDA/ALPHA Development Agreement

between

Wuhan Geely Automobile Research and Development Co., Ltd.

and

Ningbo Geely Automobile Research and Development Co., Ltd.

I.     Parties

One party is

Wuhan Geely Automobile Research and Development Co., Ltd., a company duly established and existing under the laws of the People’s Republic of China (“China”), with its address at Building 2, No. 100 Weihu Road, Shamao Street, Hannan District, Wuhan, Hubei (the “Company”).

The other party is

Ningbo Geely Automobile Research and Development Co., Ltd., a company duly established and existing under the laws of the People’s Republic of China, with its registered address at No. 818 Binhai 2nd Road, Hangzhou Bay New Area, Ningbo, Zhejiang, China (the “Developer”).

The Company and the Developer are hereinafter referred to as the “Parties” collectively and a “Party” individually.

The Parties mutually undertake and agree to enter into this Research and Development Agreement (the “R&D Agreement”) and agree as follows:

II.     Clauses

1.     Appointment

The Company hereby appoints the Developer to carry out product-related research and development activities for the Company (the “R&D Activities”), and the Developer hereby accepts such appointment.

2.     R&D Activities

R&D Activities refer to all activities dedicated to the research and development of products and any other supporting products, which are provided to the Company by the Developer in the form of services, and should be beneficial to the further technical improvement of products. See Appendix A for details.

3.     Delivery of Work Results to the Company

When a certain work result (defined below) is finally completed, the Developer shall inform the Company of the completion of the corresponding work result, and deliver the work result to the Company in written, electronic and/or oral form (the specific form of delivery shall be decided by the Parties through negotiation). See Appendix A for details.

4.     Relationship between the Parties

The Developer will act as an independent contractor in accordance with the terms of the R&D Agreement and not as the Company’s legal representative for any purpose. Nothing in the R&D Agreement shall be construed to: (i) give either Party the power to direct or control the day-to-day activities of the other, or (ii) create a relationship between the Parties of principal and agent, employer and employee, franchisor and franchisee, partnership, joint venture, co-owner or other form of joint arrangement participant relationship.

5.     Licensing of Intellectual Property Rights of the Company

The Company grants the Developer a non-exclusive, royalty-free license in, to and under the Company’s its intellectual property rights to use only to the extent necessary and only for the purpose of providing R&D Activities in accordance with the R&D Agreement and/or performing the obligations under the R&D Agreement.

Such license will automatically terminate when all R&D Activities are completed or the R&D Agreement is terminated, whichever earlier.

The Developer will neither own nor obtain any ownership or title of the Company’s intellectual property rights or any goodwill related to the Company’s intellectual property rights or products through the R&D Agreement, the development of R&D Activities or the performance of obligations under the R&D Agreement.

6.     Assignment of Rights to Work Results and Intellectual Property Rights

6.1	Any and all work results (including but not limited to presentations, 3D data, CAE models, 2D and other drawings, simulation reports, test reports, computational and analysis reports, prototypes, programs, software, meeting minutes, technical documentation, quality documentation, graphics, designs, diagrams, pictures, text, configurations, ideas and concepts, flowcharts, layout diagrams, databases, source code, object code, algorithms , inventions, developments, manuals, formulas, research, marketing materials and documentation, collectively, the “Work Results”) are vested in and owned by the Company alone.

6.2.	The Developer hereby assigns to the Company any and all intellectual property rights related to the Work Results, including but not limited to copyright and dependent rights, designs, patents, utility models, trade secrets, know-how and similar exclusive rights (collectively, the “Intellectual Property Rights”). The Company hereby accepts this assignment. The assignment of each right is effective upon creation of each right.

6.3.	Without prejudice to the foregoing provisions, the Developer agrees that the Company owns the Intellectual Property Rights, and hereby waives the right to exercise rights therein, thereto or thereunder against the Company, its affiliates, successors, assigns and their respective customers to the extent permitted by laws.

6.4.	The Company may (but is not obliged to) apply for any Work Result as intellectual property anywhere in the world.

6.5.	The Developer has the right to subcontract all or part of the R&D Activities to third parties. When the Developer enters into a subcontracting agreement with a third party, the Developer shall obtain or claim the ownership of the Work Results and Intellectual Property Rights produced by the subcontracted third party, and such Work Results and Intellectual Property Rights shall be transferred/assigned to the Company in accordance with the R&D Agreement immediately after they are produced.

7.     Cooperation and Further Obligations of the Developer

7.1.	The Developer shall sign any and all statements, take any and all actions, and provide any and all cooperation, that are requisite, necessary, desirable and useful, to put into effect the assignment of Intellectual Property Rights in any and all countries requested by the Company.

7.2.	The Developer shall sign any and all statements, take any and all actions, and provide any and all cooperation, that are requisite, necessary, desirable and useful, for the Company to apply for and/or maintain any further rights in any Intellectual Property Rights and/or Work Results in any and all countries requested by the Company, including but not limited to giving statements to any intellectual property office or other administrative agency which any such Intellectual Property Rights may be registered with or applied for to.

7.3.	The Developer shall sign any and all statements, take any and all actions, and provide any and all cooperation, that are requisite, necessary, desirable and useful, for the Company to protect and/or enforce any further rights in any Intellectual Property Rights and/or Work Results in any and all countries requested by the Company, including but not limited to cooperating with third party actions, preparing and providing information explaining how certain Work Results were created, and signing documents.

7.4.	When providing services or creating any Work Result, the Developer shall always abide by all laws and regulations and respect the rights of third parties, and shall not use or contain any intellectual property rights of any third party or of the Developer itself in the Work Results.

7.5.	To the extent that the Developer can legally make such consent, the Developer shall not at any time directly or indirectly raise any objection or dispute about the validity, ownership or enforceability of the Intellectual Property Rights related to the Work Results or the Company’s intellectual property rights, Nor shall the Developer attempt, directly or indirectly, to dilute the value or goodwill attached to any such Intellectual Property Rights or the Company’s intellectual property rights.

7.6.	To the utmost extent permitted by applicable laws, and subject to the sufficiency of performance of the Developer’s obligations under the R&D Agreement (in particular under Clause 7) in any case, the Developer shall ensure to obtain all rights and titles in, to and under any Work Results or Intellectual Property Rights developed or created by its employees, freelancers, contractors, or any other third parties engaged by the Developer for the purpose of developing or creating any Work Results and Intellectual Property Rights.

8.     Subcontracting

The Developer has the right to subcontract any rights and obligations contained in the R&D Agreement to any third party.

9.     Effectiveness – Effective Date

The R&D Agreement shall take effect on January 1, 2018 and continue to be effective until December 31, 2021 (the “Term”), with the exception where the R&D Agreement is terminated in accordance with the provisions of Article 15.

10.   Rights and Obligations of the Company

10.1.     Assistance to the Developer

The Company shall provide the Developer with all reasonable assistance to enable the Developer to perform its obligations under the R&D Agreement.

10.2.     Sufficiency

The Company shall provide the Developer with guidance and the Company’s intellectual property rights (if any), and such guidance and the Company’s intellectual property rights (if any) shall be objectively sufficient to enable the Developer to perform its obligations under the R&D Agreement.

10.3.     Obligations of the Developer

The Developer shall deliver the Work Results to the Company as per the schedule agreed upon by the Parties.

11.   Amount

The Company shall pay the Developer remuneration for the R&D Activities carried out under the R&D Agreement (the “R&D Expenses”).

The R&D Activities will start on January 1, 2018 and are expected to end on April 30, 2021. The amount of the R&D Expenses is estimated to be RMB******.

11.1.     Billing and payment of R&D Expenses

When the R&D Activities are completed, the Company shall pay all R&D Expenses to the Developer on a lump-sum basis, and the amount of R&D Expenses shall be based on the actual amount incurred. The R&D Expenses are calculated as follows:

R&D Expenses = [labor cost] x [1+ markup rate ******%] + [all other costs except labor cost]

The Company shall pay the Developer the invoiced amount within 45 days after the invoice is issued.

11.2.     Transferability

Upon consensus through negotiation, the Developer has the right to transfer the R&D Agreement and all rights and obligations arising from the R&D Agreement to a third party.

12.   Trade Secrets and Confidentiality

12.1.     The Parties shall take all necessary measures to comply with each other’s security and confidentiality procedures.

12.2.     All confidential information shall only be used for the purposes stipulated in the R&D Agreement - unless otherwise specifically agreed based on the subsequent provisions of this Article, and when the other Party approves in writing, its own managers, employees, consultants or subcontractors need to know such information for the purpose of performing the duties under the R&D Agreement, the Parties shall treat in confidence any confidential information obtained in connection with the R&D Agreement and shall not disclose it to any third party. Such provision does not apply when the receiving party can prove:

The confidential information becomes available to the public through no breach of this or other confidentiality undertakings;

The confidential information is already in the possession of the receiving party prior to disclosure by the disclosing party;

The confidential information obtained by the receiving party from a third party is not bound by an obligation of confidentiality;

The confidential information is required to be disclosed pursuant to mandatory laws, court orders, lawful government actions, or applicable securities exchange laws;

The confidential information is reasonably required by either Party to enforce its rights and use its intellectual property rights or any results; or

The confidential information is independently developed or created by a Party, any content of which is developed or created without the assistance or information of the other Party.

The receiving party shall protect the confidential information disclosed by the other Party with the same care as it would take for its own confidential information of a similar nature (but not less than a reasonable degree of care) to prevent dissemination or publication of the confidential information to third parties. In addition, either Party shall ensure that its employees and consultants are bound by the same confidentiality obligations, and any subcontractors involved in the performance of the Party’s obligations shall also sign a confidentiality undertaking, which shall contain provisions similar in nature to this Article.

This confidential information clause shall survive the termination of the R&D Agreement without time limitation.

13    Representations and Warranties

13.1.     Representations and warranties of the Company

The Company hereby represents and warrants to the Developer that it has the legal right to enter into the R&D Agreement in accordance with the laws of the People’s Republic of China.

13.2.     Representations and warranties of the Developer

The Developer hereby represents and warrants to the Company that:

(i)	It has the legal right and capacity to enter into the R&D Agreements in accordance with the laws of the People’s Republic of China;

(ii)	To the best of its knowledge, carrying out R&D Activities in accordance with the provisions of the R&D Agreement and relevant guidelines does not violate Chinese laws and any other laws applicable to the Developer.

14.   Indemnities

The Developer shall not be obliged or liable for any personal injury or death or any property damage resulting from the Company’s acts, omissions, gross negligence or willful misconduct.

The Company hereby, directly or indirectly, indemnify, defend and hold harmless the Developer and its directors, officers, employees and agents from and against any and all fines, suits, legal proceedings, losses, claims, judgments, decrees, awards, applications, demands, or actions of any nature or kind, and any and all damages, costs, defrayals and expenses (including but not limited to reasonable legal expenses) incurred by or on behalf of such parties during the investigation to defend any and all such charges and accusations.

This indemnity clause shall not apply if any damages and any consequential damages suffered by the Developer are caused by its unlawful intent or gross negligence.

The Developer shall indemnify, defend and hold the Company harmless from and against losses, claims, actions, damages, expenses or liabilities (including but not limited to reasonable attorney fees and amounts paid in settlement of any claim or suit) arising from or in connection with the Developer’s (i) possession, commercialization or any other exploitation of any Work Results or related Intellectual Property Rights or (ii) breach of any of the Developer’s obligations or liabilities under the R&D Agreement.

15.   Termination

15.1.     Ordinary termination

Either Party may terminate the R&D Agreement at any time at its sole discretion, but it must give a written notice of termination to the other Party 6 (six) months in advance (i.e. 6 months away from the end of the month of termination).

15.2.     Extraordinary termination

If either Party is in breach of its obligations under the R&D Agreement, the other Party shall give a written notice of breach to the breaching Party. If the breaching Party fails to rectify the breach to the satisfaction of the other Party and notify the other Party of the rectification in writing within 10 (ten) business days after receipt of the notice of breach, either Party giving the notice of breach may terminate the R&D Agreement. Such termination will be effective immediately upon written notice of termination.

Notwithstanding the preceding paragraph, if any application or order made, proceeding initiated, resolution passed, petition filed to a court or any step taken, by any person, is likely to result in the winding up, dissolution, bankruptcy or insolvency of either Party, or the appointment of an administrator, controller, custodian or similar person with respect to all or any of the assets of either Party (including any commitment made, or any preliminary steps taken, by the affected Party to such appointment), or the transfer of assets of either Party for the benefit of creditors, or the appointment of a receiver or trustee of assets of either Party, such Party shall be deemed to be in breach of the R&D Agreement and the other Party shall have the right to terminate the R&D Agreement with immediate effect without prior notice or opportunity to rectify the breach.

16.   Obligations of the Developer after the Termination of the R&D Agreement

After the R&D Agreement is duly terminated for any cause, the Developer will no longer be the developer of the Company, and shall immediately stop carrying out any R&D Activities under the R&D Agreement. The Company shall indemnify and hold the Developer harmless for all costs and expenses incurred prior to termination.

Article 12 above stipulates the Developer’s confidentiality obligations after the termination of the R&D Agreement.

17.   Breach of Obligations

Any and all damages, losses, costs or expenses incurred by the Company due to the Developer’s breach of its obligations under the R&D Agreement shall be deducted from the R&D Expenses; on the other hand, the Company shall indemnify the Developer for any and all damages, losses, costs or expenses incurred by the Developer due to the Company’s breach of its obligations under the R&D Agreement.

18.   Entire Agreement

The R&D Agreement and its appendices constitute the entire agreement between the Parties with respect to the subject matter of the R&D Agreement and supersede, as applicable, all prior agreements, understandings, negotiations and discussions, whether written or oral, with respect to the subject matter of the R&D Agreement. Except as stipulated in the R&D Agreement and its appendices, the Company does not provide any direct or indirect, incidental, express or implied conditions, representations, warranties, undertakings, promises, solicitations or agreements to the Developer.

Any supplement or modification to, or waiver of, the R&D Agreement shall not be binding, unless it is signed by the authorized representatives of the Company and the Developer and affixed with the official seals thereof.

19.   Severability

If any term or provision of the R&D Agreement is found to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of such term or provision in any other jurisdiction, nor shall it affect the validity or enforceability of any other provisions of the R&D Agreement, and any invalid term or provision shall be deemed severable. The Parties shall negotiate in good faith to replace the provisions found to be invalid or unenforceable with new valid and enforceable provisions that retain the original intent of the Parties.

20.   Other Contractual Relationships between the Parties

The Parties to the R&D Agreement recognize that there are now, or there will be in the future, other contractual relationships between them. It is in their interest and intention that the various contractual relationships that exist between the Parties are independent of each other and that the matters specified in the R&D Agreement are in no way governed any terms or conditions other than those set out in by the R&D Agreement.

21.   Successors and Assigns

The R&D Agreement shall be binding on, and inure to the benefit of, the Company and the Developer and their respective legal representatives, successors and permitted assigns. For the avoidance of doubt, if a Party changes the subject information, such change shall not affect the binding effect of the R&D Agreement.

22.   Costs and Taxes

22.1.     Costs

All costs incurred in connection with the implementation of the R&D Agreement and any subsequent actions shall be borne by the Party directly incurring such costs.

22.2.     Taxes

The Company shall be responsible for all and any direct taxes imposed by the tax authorities on the transactions contemplated under the R&D Agreement, including value added tax and surtaxes.

For the avoidance of doubt, either Party may withhold from payments any taxes required by applicable laws to be withheld.

Each Party shall provide to the other Party certificates and evidence that the withholding tax has been remitted to the competent tax authority. If the withholding Party fails to file the tax return and remit the tax to the competent tax authority within the specified time, the withholding Party shall be responsible for any surcharges and penalties arising therefrom.

Each Party shall indemnify the other Party for actual costs incurred in providing assistance under this Article.

23.   Force Majeure

If a Party delays in performing any of its obligation under the R&D Agreement or is in default in the performance of such obligations due to any cause beyond the Party’s reasonable control, and the Party is not at fault or negligent (the “Force Majeure”), the Party shall not be held liable therefor, nor shall the other Party terminate the R&D Agreement on this ground.

24.   Non-Waiver and Cumulative Rights

The failure of either Party to exercise any right, power or option specified in the R&D Agreement or to insist that the other Party shall abide by the terms and conditions of the R&D Agreement, does not constitute that the Party waives the relevant terms and conditions or any other or subsequent breach by the other Party, nor shall it constitute a waiver by the Party who has not exercised its right, power or option to require the other Party to strictly abide by all the terms and conditions of the R&D Agreement at any time thereafter (including the relevant terms or conditions that the non-breaching Party fails to exercise such right, power or option). The rights of the Parties under the R&D Agreement are cumulative.

25.   Notices

All notices, consents and approvals permitted or required to be given under the R&D Agreement shall be in writing, and shall be deemed to have been fully and duly delivered and served if delivered personally, or by courier, or sent by fax or other recorded form of communication that has been tested prior to dispatch, to the address specified at the beginning of the R&D Agreement.

Any notice so served shall be deemed to have been received on the date of delivery if sent by courier, fax or other recorded form of communication, as appropriate. Neither Party may change, by such notice, the address it uses for the purpose of the R&D Agreement.

26.   Governing Laws

The R&D Agreement shall be governed by, and construed in accordance with, the laws of the People’s Republic of China.

27.   Arbitration

All disputes arising from or in connection with the R&D agreement shall be submitted to the China International Economic and Trade Arbitration Commission Shanghai Branch for arbitration in accordance with its arbitration rules in effect at that time. The arbitral award shall be final and binding on the Parties.

The seat of arbitration shall be Shanghai. The language of arbitration shall be Chinese. Any competent court may enter a judgment on the award rendered by the arbitrator.

28.   Counterparts of the R&D Agreement

The R&D Agreement shall be written in Chinese. The R&D Agreement has been executed in six (6) counterparts, of which the Developer should receive three (3) counterparts and the Company should receive three (3) counterparts, each of which shall be deemed an original.

29.   Further Assurance

The Parties to the R&D Agreement agree to do or cause to be done all actions or things necessary to fully implement and enforce the R&D Agreement, including any type of public or formal filing or registration as required by applicable laws.

30.   Appendixes

The following appendixes constitute an integral part of the R&D Agreement:

●    Appendix A - Work Content and Technical List

[The execution page is followed]

IN WITNESS WHEREOF, the Parties have executed the R&D Agreement on the date specified in the R&D Agreement.

The Company:

Wuhan Geely Automobile Research and Development Co., Ltd. (seal)

/s/ Wuhan Geely Automobile Research and Development Co., Ltd.

Date: March 22, 2021

The Developer

Ningbo Geely Automobile Research and Development Co., Ltd. (seal)

/s/ Ningbo Geely Automobile Research and Development Co., Ltd.

Date: March 24, 2021

Schedule A

Working Contends and Technology List

[***]